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                                                     Exhibit "A"

               COMMUNITY FINANCIAL CORP.
             1998 RELOAD STOCK OPTION PLAN

             _____________________________

                    First Amendment
             _____________________________


     WHEREAS, Community Financial Corp. (the "Company") maintains the Community Financial Corp. 1998 Reload Stock Option Plan (the "Plan"), and Paragraph 14 of the Plan authorizes the Company's Board of Directors (the "Board") to amend the Plan (subject to the consent of any adversely affected holder of a stock option granted under the Plan); and

     WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to amend the Plan in order to redefine the window period within which reload grants shall be made under the Plan; and

     WHEREAS, the absence of any outstanding grants under the Plan permits the Board to adopt this amendment unilaterally.

     NOW, THEREFORE, the Plan shall be amended as follows, effective immediately.

     1. Paragraph 2(aa) of the Plan shall be revised in its entirety to read and provide as follows:

          (aa) "Window Period" shall mean the 90-day period beginning April 1, 1998.

     2. Nothing contained herein shall be held to alter, vary or affect any of the terms, provisions, or conditions of the Plan or any option agreement entered into thereunder, other than as stated above.

     WHEREFORE, on this 23rd day of March, 1998, the Company hereby executes this First Amendment to the Plan.

                                   COMMUNITY FINANCIAL CORP

                                   By /s/ Shirley B. Kessler
                                      ----------------------
                                      Its President
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 3/23/98
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  Date                        Attest:  Deborah L. Keller (Seal)
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